Exhibit 23.1

CONSENT OF PIERCY BOWLER TAYLOR & KERN
CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Full House Resorts, Inc.
Las Vegas, Nevada

The consolidated financial statements of Full House Resorts, Inc. and Subsidiaries as of and for the years ended December 31, 2015 and 2014, as included in the Annual Report on Form 10-K of Full House Resorts, Inc. for the year ended December 31, 2015, have been incorporated by reference in this Registration Statement on Form S-3 in reliance upon the report of Piercy Bowler Taylor & Kern, independent registered public accounting firm, as experts in accounting and auditing.

/s/ Piercy Bowler Taylor & Kern

Piercy Bowler Taylor & Kern
Certified Public Accountants
Las Vegas, Nevada

August 15, 2016